Exhibit 11

June 26, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Judiciary Plaza
Washington DC 20549

Ladies and Gentlemen:

     I have acted as Associate General Counsel to W&R Target Funds, Inc., (the “Fund”) a Maryland Corporation, in connection with the filing with the Securities and Exchange Commission (“SEC”) of a registration statement on Form N-14 (the “Registration Statement”), registering the shares of stock of the W&R Target Portfolios listed in the Attachment, each a series of the Fund (the “Acquiring Funds”), (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization (“Plan”) on behalf of the Acquiring Funds and each series of Advantus Series Fund, Inc., a Minnesota Corporation (the “Target”). The Plan provides for the transfer of the Target’s assets to the Acquiring Funds in exchange solely for a number of Shares determined in the manner specified in the Plan and the assumption by the Acquiring Funds of the liabilities of the Target.

     In connection with rendering the opinions set forth below, I have examined the form of Plan that I understand is included as an exhibit to the Registration Statement, the Fund’s Articles of Incorporation, as amended, and Bylaws, and the action of the Fund that provides for the issuance of the Shares; and I have made such other investigation as I have deemed appropriate. In rendering my opinion, I also have made the assumptions that are customary in opinion letters of this kind. I have not verified any of those assumptions.

     My opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in my experience, generally are applicable to the issuance of shares by entities such as the Fund. I express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, I am of the opinion that:

     1.     The Shares to be issued pursuant to the Plan have been duly authorized for issuance by the Fund; and

     2.     When such Shares have been issued and the consideration for such Shares has been paid in accordance with the Plan, such shares will be validly issued, fully paid and non-assessable.

     This opinion is rendered solely in connection with the filing of the Registration Statement. I hereby consent to the filing of this opinion with the SEC in connection with the Registration

Statement. In giving my consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kristen A. Richards

Kristen A. Richards
Vice President, Associate General
  Counsel and Secretary

Attachment

Series of W&R Target Funds, Inc.:

Balanced Portfolio
Core Equity Portfolio
Growth Portfolio
International II Portfolio
Micro-Cap Growth Portfolio
Small Cap Portfolio
Small Company Value Portfolio
Value Portfolio